PTC Announces Q1 Results Date
Expects Q1 Revenue Near the High End of its Guidance Range

NEEDHAM, Mass. -- PTC (Nasdaq: PTC) today announced that preliminary revenue for the first fiscal quarter ended December 28, 2013 is expected to be near the high end of the company’s guidance of $310 to $320 million. As was referenced in our press release announcing the acquisition of ThingWorx, we are maintaining our FY’14 non-GAAP EPS guidance of $2.00-$2.10. PTC will release its fiscal 2014 first quarter results on Wednesday, January 22 after the stock market closes. Senior management will host a live webcast and conference call to review the results on Thursday, January 23 at 8:30am Eastern Time. The earnings press release and accompanying prepared remarks will be accessible prior to the conference call and webcast on the Investor Relations section of the Company's website at www.ptc.com.

What:	PTC Fiscal Q1 FY14 Conference Call and Webcast

When:	Thursday, January 23rd, 2014 at 8:30am (ET)

Dial-in:	1-800-857-5592 or 1-773-799-3757 Call Leader: James Heppelmann Passcode: PTC

Webcast:	www.ptc.com/for/investors.htm

Replay:
The audio replay of this event will be archived for public replay until 4:00 pm (CT) on February 2nd, 2014.
Dial-in: 800-835-4112 Passcode: 8821
To access the replay via webcast, please visit www.ptc.com/for/investors.htm.

Please note that statements made on the conference call are as of the date of the call and PTC does not assume any obligation to update any statements made live or the archived call. Matters discussed may include forward-looking statements about PTC's anticipated financial results and growth, as well as about the development of products and markets, which are based on current plans and assumptions. Actual results in future periods may differ materially from current expectations due to a number of risks and uncertainties, including those described from time to time in reports filed by PTC with the U.S. Securities and Exchange Commission, including PTC's most recent reports on Form 10-Q and Form 10-K.

Forward-Looking Statements
This press release contains preliminary results for the first quarter of 2014.  Actual results may differ from those stated as a result of finalization of our first quarter financial statements.  This press release also includes forward-looking statements about our fiscal 2014 financial guidance.  Actual results may differ materially from those projected due to risks and uncertainties, including the possibility that the macroeconomic climate may not improve or may deteriorate, the possibility that customers may not purchase or adopt our solutions, including the ThingWorx solutions, when or at the rates we expect, and other risks and uncertainties detailed from time to time in reports we file with the Securities and Exchange Commission, including our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q.

PTC, the PTC logo, and all other PTC product names and logos are trademarks or registered trademarks of PTC Inc. or its subsidiaries in the United States and in other countries.

About PTC
PTC (Nasdaq: PTC) enables manufacturers to achieve sustained product and service advantage. The company’s technology solutions help customers transform the way they create and service products across the entire product lifecycle – from conception and design to sourcing and service. Founded in 1985, PTC employs over 6,000 professionals serving more than 27,000 businesses in rapidly-evolving, globally distributed manufacturing industries worldwide. Get more information at www.ptc.com.

Contact:
PTC Investor Relations
James Hillier, 781-370-6359
jhillier@ptc.com